Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-66368, No. 33-47234, No. 33-48578, No. 33-82826, No. 33-87338, No. 33-90992, No. 33-62921, No. 33-98724, No. 33-99882, No. 333-09017, No. 333-09031, No. 333-28857, No. 333-68689, No. 333-81691, No. 333-85715, No. 333-90719 and No. 333-93703, Forms S-3 No. 333-56748, No. 333-56028 and No. 333-24667, and Form S-4 No. 333-15497) of First Data Corporation of our report dated January 23, 2002, with respect to the consolidated financial statements and schedule included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

Ernst & Young LLP

Denver, Colorado
March 22, 2002